Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Grayscale Bitcoin Trust (BTC) (the “Trust”) on Form S-3 of our report dated February 28, 2023, with respect to our audit of the financial statements of the Trust as of December 31, 2022 and for the year ended December 31, 2022, and our report dated February 28, 2023, with respect to our audit of internal control over financial reporting of the Trust as of December 31, 2022, appearing in the Annual Report on Form 10-K of the Trust for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

October 19, 2023